Exhibit 10.29

EIGHTH LOAN AND SECURITY MODIFICATION AGREEMENT

This Eighth Loan and Security Modification Agreement (this “Loan Modification”) is entered into as of November 27, 2020 by and between BARKBOX, INC., a Delaware corporation, BARKRETAIL, LLC, a Delaware limited liability company, and BARKPARK, LLC, a Delaware limited liability company (collectively, “Borrowers”, and each, a “Borrower”) and WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrowers to Bank, Borrowers are indebted to Bank pursuant to a Loan and Security Agreement, dated as of October 12, 2017, as amended by that certain Loan and Security Modification Agreement, dated as of November 20, 2017, that certain Second Loan and Security Modification Agreement, dated as of April 20, 2018, that certain Waiver to Loan and Security Agreement, dated as of September 18, 2018, that certain Third Loan and Security Modification Agreement, dated as of December 3, 2018, that certain Fourth Loan and Security Modification Agreement, dated as of December 7, 2018, that certain Fifth Loan and Security Modification Agreement, dated as of October 7, 2019, that certain Sixth Loan and Security Modification Agreement, dated as of February 25, 2020, and that certain Seventh Loan and Security Modification Agreement, dated as of July 31, 2020 (as further amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.

2. WAIVER. Borrowers acknowledge that an Event of Default has occurred pursuant to the Loan Agreement as a result of Borrowers’ failure to maintain minimum EBDA in accordance with Section 6.9(c) to the Loan Agreement for the period ended September 30, 2020 and October 31, 2020 (the “Existing Events of Default”). Subject to the terms and conditions of this Loan Modification and Borrowers’ representations and warranties set forth herein, Bank hereby waives the Existing Events of Default. The foregoing waiver is limited to the specific events and circumstances described herein. Bank does not waive any other Event of Default or failure by Borrowers to comply with the terms of the Loan Agreement, and reserves all rights to demand strict performance with the terms of the Loan Agreement in all respects. This waiver is not a continuing waiver and shall not establish a course of dealing between the parties.

3. PREPAYMENT OF TERM LOANS; PREPAYMENT OF INDEBTEDNSS OWING TO PINNACLE . In connection with and as a condition to this Loan Modification, Borrower and Bank have agreed that (i) Borrower will prepay the Term Loans outstanding as of the Eighth Loan Modification Date, including all principal, accrued interest thereon and the fee in lieu of warrant, as set forth in the payoff statement provided by Bank to Borrower (including per diem interest, as applicable), and (ii) Borrower will prepay the Indebtedness outstanding under the Pinnacle Loan Agreement in accordance with that certain payoff letter, dated November 25, 2020 by and among Pinnacle and Borrower.

4. DESCRIPTION OF CHANGE IN TERMS.

(a)	Section 1.1 of the Loan Agreement is hereby amended by amending and restating, or adding in appropriate alphabetical order, the following defined term as follows:

“2020 Secured Convertible Note Documents” means the Subordinated Notes, the Subordinated Note Purchase Agreement, the Indenture, , the Security Agreement, dated as of the date hereof in favor of the Notes Collateral Agent, and any other documents and agreements entered into in connection therewith from time to time, in each case, as amended, restated, supplemented or otherwise modified from time to time, collectively.

“2020 Secured Convertible Note Purchase Agreement” means the Note Purchase Agreement, dated as of the Eighth Loan Modification Date, by and among Parent and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“2020 Secured Convertible Notes” means the 5.50% Convertible Secured Notes due 2025 issued by Parent, issued pursuant to the Indenture, as amended, restated, supplemented or otherwise modified from time to time.

“2020 Secured Convertible Note Subordination Agreement” means that certain Subordination Agreement, dated as of the Eighth Loan Modification Date, by and among Bank, the Note Collateral Agent and the holders of the 2020 Secured Convertible Notes, as amended, restated, supplemented or otherwise modified from time to time.

“2020 Secured Convertible Note Indenture” means the Indenture dated as of the Eight Loan Modification Date, by and among Parent and U.S. Bank National Association, as trustee and as Collateral Agent.

“Accessions” shall have the meaning given that term in the Code.

“Capital Stock” with respect to any Person means any and all shares, interests, rights, participations or other equivalents of or interests in (however designated) stock, limited liability company interests or other equity interests issued by such Person that confer the right to receive a share of the profits and losses of, or distributions of, such Person, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition, whether or not such debt securities include any right of participation with Capital Stock.

“Chattel Paper” shall have the meaning given that term in the Code.

“Commercial Tort Claims” shall have the meaning given that term in the Code and shall include, without limitation, the Commercial Tort Claims listed on Schedule (as such schedule may be supplemented from time in accordance with Section 4.2).

“Commodity Account” shall have the meaning given that term in the Code.

“Copyright Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to Borrower of any right under any Copyright.

“Copyright Office” shall mean the United States Copyright Office or any other federal governmental agency which may hereafter perform its functions.

“Copyrights” shall mean all copyrights and like protections in each work of authorship or derivative work thereof, whether registered or unregistered and whether published or unpublished, including, without limitation, the copyright registrations and copyright applications set forth on Exhibit A to the Intellectual Property Security Agreement, together with all registrations and recordings thereof and all applications in connection therewith, and the right to obtain all renewals thereof.

“Deposit Account” shall have the meaning given that term in the Code and shall also include all demand, time, savings, passbook, or similar accounts maintained with a bank or other financial institution.

“Documents” shall have the meaning given that term in the Code.

“Eighth Loan Modification Date” means November 27, 2020.

“Equipment” shall mean “equipment,” as defined in the Code, and shall also mean all furniture, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Borrower’s business, and any and all Accessions or additions thereto, and substitutions therefor.

“Excluded Assets” has the meaning set forth in Exhibit A hereto.

“General Intangibles” shall have the meaning given that term in the Code, and shall also include, without limitation, all: Intellectual Property, Payment Intangibles; rights to payment for credit extended; deposits; amounts due to any Borrower; credit memoranda in favor of any Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; rights to collect payments under any settlement or other agreement; rights of admission; licenses; franchises; rental contracts, including all rights of any Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; and Intellectual Property Collateral.

“Goods” shall have the meaning given that term in the Code.

“Instruments” shall have the meaning given that term in the Code.

“Intellectual Property” shall mean, with respect to any Person, all of such Person’s right, title, and interest in and to the following in any jurisdiction: Patents, Copyrights, Trademarks, Licenses, trade secrets, know-how, technology, inventions (whether patentable or not), rights in software, databases and data and other proprietary information, industrial design applications and registered industrial designs, and all other forms of intellectual property throughout the world.

“Intellectual Property Collateral” shall mean all of Borrower’s rights, title, and interest in and to any Copyrights, Patents, Trademarks, and all other Intellectual Property, all Licenses and all income, royalties, damages and payments now hereafter due and/or payable under and with respect to any of the foregoing, the right to sue for past, present and future infringements, misappropriations and dilutions of any of the foregoing, and all of the Borrowers’ rights therein throughout the world, provided, however, that, notwithstanding the foregoing, the Intellectual Property Collateral shall not include any Excluded Assets.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the Eighth Loan Modification Date, by and among Borrower and Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Investment Property” shall have the meaning given that term in the Code.

“Inventory” shall have the meaning given that term in the Code, and shall also include, without limitation, all: (a) Goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Letter-of-Credit Rights” shall have the meaning given that term in the Code.

“Licenses” shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses, and any other license of Intellectual Property providing for the grant by or to any Borrower of any right to use Intellectual Property as such term is defined herein.

“Note Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent pursuant to the 2020 Secured Convertible Note Indenture, or its successors or assigns.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to any Borrower of any right under any Patent

“Patents” shall mean all patents and applications for patents, and the inventions, discoveries, designs and improvements therein disclosed or claimed, and any and all divisionals, reissues and continuations, continuations-in-part, extensions, and reexaminations of said patents and patent applications, including, without limitation, the patents and patent applications listed on Exhibit C to the Intellectual Property Security Agreement.

“Payment Intangible” shall have the meaning given that term in the Code and shall also mean any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Pledged Foreign Subsidiary” means a Foreign Subsidiary of the Company (which Foreign Subsidiary is not owned directly or indirectly by another Foreign Subsidiary of the Company).

“Proceeds” shall mean “proceeds,” as defined in the Code, and shall also include each type of property described in the definition of Collateral.

“PTO” shall mean the United States Patent and Trademark Office or any other federal governmental agency which may hereafter perform its functions.

“Revolving Maturity Date” means [December 31, 2021].

“Security” shall have the meaning given that term in the Code.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Software” shall have the meaning given that term in the Code.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Borrowers shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive Capital Stock and any right to receive earnings, in which the Borrowers now have or hereafter acquire any right, issued by an issuer of such Capital Stock.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank), pursuant to a customary subordination agreement in form and substance satisfactory to Bank or otherwise subject to terms of subordination in form and substance satisfactory to Bank, provided that the Indebtedness pursuant to the 2020 Secured Convertible Note Documents shall not constitute “Subordinated Debt”.

“Supporting Obligation” shall have the meaning given that term in the Code and shall also refer to a secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Trademark Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to any Borrower of any right under any Trademark.

“Trademarks” shall mean all trademarks, trade names, corporate names, company names, Internet domain names, business names, fictitious business names, trade dress, trade styles, service marks, brand names, designs, logos and other source or business identifiers, whether registered or unregistered, including, without limitation, the trademark registrations and trademark applications listed on Exhibit B to the Intellectual Property Security Agreement, together with all registrations thereof, all applications in connection therewith, all renewals or extensions thereof and all goodwill of the business connected with, and symbolized by, any of the foregoing.

(b)	The defined term “Permitted Indebtedness in Section 1.1 of the Loan Agreement is hereby amended by amending and restating clause (i) therein to read as follows:

(i) Indebtedness pursuant to the 2020 Secured Convertible Note Documents, provided that the aggregate original principal amount does not exceed $100,000,000, and the 2020 Secured Convertible Note Subordination Agreement is in effect; and

(c)	The defined term “Permitted Liens’ in Section 1.1 of the Loan Agreement is hereby amended by amending and restating clause (i) therein to read as follows:

(i) Liens pursuant to the 2020 Secured Convertible Note Documents securing Indebtedness pursuant to clause (i) of the defined term “Permitted Indebtedness”, provided that the 2020 Secured Convertible Note Subordination Agreement is in effect, and provided that such Lien does not encumber property of Borrower or any Subsidiary that is not also Collateral securing the Obligations; and

(d)

Section 4.2 of the Loan Agreement is hereby amended by adding the following at the end of such section: “If pursuant to the 2020 Secured Convertible Notes Security Agreement, Borrower enters into any pledge agreement or comparable document to effectuate a perfected pledge of Capital Stock of a Pledged Foreign Subsidiary governed by the laws of the jurisdiction of formation of such Pledged Foreign Subsidiary in favor of the Note Collateral Agent, Borrower shall notify Bank thereof, provide copies of the documents proposed to be entered into, and, at Bank’s request, enter into such documents (with appropriate conforming changes) in favor of Bank to prefect Bank’s security interest in such Capital Stock on substantially the same terms. Additionally, Borrower shall supplement the Schedule within 45 days after the end of each fiscal quarter of Borrower if Borrower has acquired any Commercial Tort Claim with a reasonably expected value in excess of $1,000,000 during such fiscal quarter and Borrower shall grant to Bank in writing a security interest in such Commercial Tort Claims and in the Proceeds thereof. “

(e)	Section 6.3(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(c) as soon as available (including when delivered pursuant to the 2020 Secured Convertible Note Documents), but in any event within one hundred eighty (180) days after the end of Barkbox’s fiscal year,), audited consolidated financial statements of Barkbox prepared in accordance with GAAP, consistently applied, together with an unqualified opinion, other than (i) any qualification arising as a result of the Obligations being characterized as short term debt, or (ii) other going concern qualification, on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(f)	Section 6.3(f) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(f) promptly when available, copies of all material statements, reports and notices sent or made available generally on a periodic basis by a Borrower to its security holders, to any holders of Subordinated Debt or pursuant to the 2020 Secured Convertible Note Documents, copies of any amendment, supplement, waiver or other modification to the 2020 Secured Convertible Note Documents, and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(g)	Section 6.9(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(c) [Reserved]

(h)	A new Section 6.12 is hereby added to the Loan Agreement to read as follows:

6.12 Except as set forth below in this Section 6.12, Borrower shall undertake the following with respect to each item of Intellectual Property used or useful to the conduct of the business of Borrower:

(a) Solely with respect to material Trademarks owned by Borrower, (A) use each Trademark in order to maintain such Trademark in full force, (B) maintain as in the past the quality of products and services offered under such Trademark, including by exercising appropriate quality control as may be required by applicable requirements of law over any licensees using such Trademark, and (C) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable requirements of law.

(b) Take all necessary steps in its reasonable business judgment, including, without limitation, in any proceeding before the PTO, the Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain each issuance and registration of the Intellectual Property material to its business, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, paying all renewal fees and other fees and costs associated with maintaining and prosecuting issuances, registrations and applications relating to such Intellectual Property and take all other customary and reasonably necessary steps to maintain each issuance and registration of such Intellectual Property.

(c) Take all actions reasonably necessary to prevent any of such Intellectual Property from becoming forfeited, abandoned, cancelled, dedicated to the public (other than at the expiration of any non-renewable statutory term), or invalidated or otherwise impaired, and not knowingly do any act, or knowingly omit to do any act, whereby any such Intellectual Property may become forfeited, abandoned, cancelled, dedicated to the public (other than at the expiration of any non-renewable statutory term), or invalidated or otherwise impaired.

(d) At Borrower’s sole cost and expense, pursue the issuance or registration of each application for a registration of Intellectual Property that is the subject of the security interest created herein and not abandon any such application, issuance or registration.

(e) At Borrowers’ sole cost and expense take any and all action that Borrowers reasonably deem appropriate under the circumstances and using their reasonable business judgment to protect such Intellectual Property from infringement, misappropriation or dilution, including, without limitation, the prosecution and defense of infringement actions.

(f) Borrower (either itself or through licensees) will not knowingly do any act to infringe, misappropriate or violate the Intellectual Property rights of any other Person.

(g) Borrower will notify Bank promptly if any issuance or registration relating to any material Intellectual Property owned by Borrower becomes forfeited, abandoned, cancelled, invalidated or dedicated to the public, or of any final adverse determination regarding Borrower’s ownership of, or the validity of, any material Intellectual Property owned by Borrower or Borrower’s right to register the same or to own and maintain the same, except where such determination would not reasonably be expected to be material to Borrower.

(h) In the event that Borrower becomes aware that any material Intellectual Property owned by Borrower is infringed, misappropriated, diluted or violated by a third party, Borrower shall (i) take such actions as Borrower shall deem appropriate under the circumstances in its reasonable business judgement to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify Bank after it learns thereof.

(i) Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, and no Material Adverse Effect would result therefrom, Borrower shall not have any obligation to take any of the actions described in Sections 6.11 (a), (b), (c) and (d) above with respect to any Intellectual Property (a) that relates solely to any of Borrower’s products or services that have been discontinued, abandoned or terminated, so long as Borrower has no intention of practicing or using such Intellectual Property in the future and such Intellectual Property is not reasonably expected to be useful to Borrower in the future, or (b) that has been replaced with Intellectual Property substantially similar to the Intellectual Property that may be abandoned or otherwise become invalid, so long as the failure to take such actions with respect to such Intellectual Property does not adversely affect the validity of such replacement Intellectual Property and so long as such replacement Intellectual Property is subject to the security interest created by this Agreement, or (c) that otherwise is no longer used in or useful to the business of Borrower, or Borrower otherwise determines in its reasonable business judgment.

(j) Borrower shall give Bank written notice (with reasonable detail), within 45 days after the last day of each fiscal quarter of Borrower of the occurrence of any of the following since the Eighth Loan Modification Date or, after the date of the first notice delivered pursuant to this clause (j), since the date of the most recent notice delivered pursuant to this clause (j), or solely with respect to registered U.S. Copyrights or applications therefor, within 15 days after the date of filing or acquisition:

(i) Borrower’s filing applications for registrations of, being issued a registration in or receiving an issuance of any U.S. Copyright, Patent or Trademark, or otherwise acquiring ownership of any registered or applied for U.S. Copyright, Patent or Trademark (other than the acquisition by Borrower of the right to sell products containing the trademarks of others in the ordinary course of Borrower’s business); or

(ii) The filing and acceptance of a statement of use or an amendment to allege use in connection with any of Borrower’s intent-to-use Trademark applications.

The provisions of this Agreement shall automatically apply to any such additional property or rights described in subsection (g) above, all of which shall be deemed to be and treated as “Intellectual Property” as applicable, within the meaning of this Agreement.

(k) Borrower shall execute (if applicable) and deliver, and have recorded, any and all agreements, instruments, documents and papers as may be reasonably necessary or required or as Bank may reasonably request including but not limited to intellectual property security agreements (or updated exhibits thereto, reflecting such acquired Intellectual Property), and Borrower hereby appoints Bank as its attorney-in-fact for the sole purpose of executing and filing all such writings for the foregoing purposes, all such acts of such attorney being hereby ratified and confirmed; provided, however, Bank’s taking of such action shall not be a condition to the creation or perfection of the security interest created hereby.

(l) Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.

(i)	Section 7.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or enter into any agreement with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property Collateral), or permit any Subsidiary to do so, except pursuant to the 2020 Secured Convertible Note Documents.

(j)	Section 7.9 of the Loan Agreement is hereby amended and restated in its entirety as follows:

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt or the 2020 Secured Convertible Notes, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of the applicable subordination agreement, or amend any provision contained in any documentation relating to the Subordinated Debt in a manner that is adverse to the interests of Bank or amend Section 7.8 or Section 7.17 of the Note Purchase Agreement dated as of December 20, 2019 by and among Barkbox, Inc. and the lenders party thereto, Section 7.8 or Section 7.17 of the Note Purchase Agreement dated as of March 31, 2010 by and among Barkbox, Inc. and the lenders party thereto, or any equivalent or similar provisions under any Subordinated Debt subsequently incurred by Borrowers.

(k)	Section 7.10 of the Loan Agreement is hereby amended and restated in its entirety as follows:

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a value in excess of Five Hundred Thousand Dollars ($500,000), with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment; provided, however, that the foregoing requirements (a) and (b) of this Section 7.10 shall not apply to Inventory held or sold under consignment or similar arrangement if (i) Borrower provides Bank notice of such consignment sale or similar arrangement and (ii) Bank elects in its sole but reasonable discretion to waive such requirements (a) and (b). Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement or as permitted under this Section 7.10. In the event Borrower delivers a landlord waiver or bailee waiver with respect to any leased location or location where Collateral is held by a bailee in favor of the Note Collateral Agent pursuant to the 2020 Secured Convertible Note Documents, Borrower shall, provide a copy of the proposed form of landlord waiver or bailee waiver, as applicable, and shall, at Bank’s request, enter into a landlord waiver or bailee waiver with respect to such locations on substantially the same terms.

(l)	Exhibit A to the Loan Agreement is hereby amended and restated as set forth on Exhibit A hereto.

(m)	Exhibit D to the Loan Agreement is hereby amended and restated as set forth on Exhibit D hereto.

5. CONSISTENT CHANGES. The Loan Documents are each hereby amended wherever necessary to reflect the changes described above.

6. NO DEFENSES OF BORROWER/GENERAL RELEASE. Each Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts owing to Bank. Each Borrower and each of its Subsidiaries (each, a “Releasing Party”) acknowledges that Bank would not enter into this Loan Modification without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan Modification, each Releasing Party releases Bank, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims that such Releasing Party now has against Bank of any nature, including any claims that such Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Each Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan Modification and the other Loan Documents, and/or Bank’s actions to exercise any remedy available under the Loan Documents or otherwise.

7. CONTINUING VALIDITY. Except as expressly waived or contemplated hereunder or as disclosed in the Schedule delivered to Bank in connection with the initial execution or subsequent modifications of the Loan Agreement or any Compliance Certificate delivered to Bank, (i) each Borrower represents and warrants, solely as to itself, that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Loan Modification, and (ii) each Borrower represents and warrants that no Event of Default has occurred and is continuing as of the date of this Loan Modification. Except as expressly modified pursuant to this Loan Modification, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications pursuant to this Loan Modification in no way shall obligate Bank to make any future modifications. It is the intention of Bank and each Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Bank in writing. Each Borrower hereby reaffirms the security interest granted pursuant to the Loan Documents and hereby reaffirms that such grant of security in the Collateral as granted as of the Closing Date continues without novation and secures all Obligations. The terms of this paragraph apply not only to this Loan Modification, but also to any subsequent loan and security modification agreements.

8. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Loan Modification constitutes a “Loan Document” as defined and set forth in the Loan Agreement, and is subject to Sections 11 and 12 of the Loan Agreement, which are incorporated by reference herein.

9. CONDITIONS PRECEDENT TO LOAN MODIFICATION. As a condition to the effectiveness of this Loan Modification, Bank shall have received, in form and substance satisfactory to Bank, the following, or, as applicable, the following conditions shall have been met:

(a) a fully executed copy of this Loan Modification;

(b) a fully executed copy of the Intellectual Property Security Agreement;

(c) copies of the 2020 Secured Convertible Note Documents;

(d) with respect to each Borrower, a certificate of an officer of each Borrower, certifying as to the organizational documents of such Borrower, the resolutions authorizing the execution and delivery of this Loan Modification and the other Loan Documents to be entered into in connection therewith, and with respect to incumbency;

(e) evidence satisfactory to Bank of the issuance by Parent of 2020 Secured Convertible Notes in aggregate original principal amount of $75,000,000;

(f) evidence satisfactory to Bank that the Indebtedness outstanding pursuant to the Pinnacle Loan Agreement has been paid in full in accordance with the related payoff letter;

(g) the prepayment of the Term Loans, in accordance with Section 3 above;

(h) payment of all Bank Expenses incurred through the date of this Loan Modification; and

(i) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

10. COUNTERSIGNATURE. This Loan Modification shall be effective as of the date set forth above when executed by Bank and each Borrower.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO EIGHTH LOAN AND SECURITY MODIFICATION AGREEMENT]

IN WITNESS WHEREOF, the parties have duly executed this Loan Modification effective as of the date set forth above.

BARKBOX, INC.

By:	/s/ John Toth

Name:	John Toth

Title:	Chief Financial Officer

BARKRETAIL, LLC

By:	BARKBOX, INC., its sole member

By:	/s/ John Toth

Name:	John Toth

Title:	Chief Financial Officer

BARKPARK, LLC

By:	BARKBOX, INC., its sole member

By:	/s/ John Toth

Name:	John Toth

Title:	Chief Financial Officer

[SIGNATURE PAGE TO EIGHTH LOAN AND SECURITY MODIFICATION AGREEMENT]

IN WITNESS WHEREOF, the parties have duly executed this Loan Modification effective as of the date set forth above.

WESTERN ALLIANCE BANK

By:	/s/ Greg Dietrick

Name:	Greg Dietrick

Title:	Senior Director

EXHIBIT A

DEBTOR: BARKBOX, INC.; BARKRETAIL, LLC; BARKPARK, LLC

SECURED PARTY: WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of a Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) Accounts, (b) Chattel Paper, (c) Commercial Tort Claims, (d) Deposit Accounts, Securities Accounts and Commodity Accounts with any bank or other financial institution, (e) Documents, (f) Equipment, (g) General Intangibles (including Payment Intangibles and Intellectual Property Collateral), (h) Goods, (i) Instruments, (j) Inventory, (k) Investment Property, (l) Software, (m) letters of credit, Letter-of-Credit Rights and Supporting Obligations, (n) money, policies and certificates of insurance, deposits, cash, cash equivalents or other property, (o) all insurance and insurance claims, (p) all property that ceases to constitute an Excluded Asset for whatever reason (including, property for which (a) consent to grant of security interest is obtained and (b) applicable law is no longer effective to prohibit a grant of security interest), (q) all other personal and fixture property of every kind and nature; (r) all books, records, and information relating to any of the foregoing ((a) through (q)) and/or to the operation of any Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded and maintained (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records), (s) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing (including Stock Rights and proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any of the foregoing ((a) through (r)) or otherwise), (t) all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (q)), including the right of stoppage in transit, and (u) any of the foregoing, whether now owned or now due, or in which any Borrower has an interest, or hereafter acquired, arising, or to become due, or in which any Borrower obtains an interest, and all products, Proceeds, substitutions, and Accessions arising from or related to any of the foregoing .

Notwithstanding the foregoing, the Collateral shall not include (1) any interests in real property held by a Borrower as a lessee under a lease; (2) any lease, license, permit, contract or agreement to which a Borrower is party if the grant of security interest therein to the Collateral Agent shall constitute or result in a breach, termination or default under such lease, license, permit, contract or agreement, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; (3) any intent to use trademark application filed pursuant to Section 1(b) of the Lanham Act to the extent and until a statement of use or amendment to allege use is filed in connection therewith and accepted by the PTO and only if inclusion of such intent to use application in the Collateral prior to such time would result in the cancellation or invalidation of the alleged trademark; (4) any motor vehicles and other assets subject to certificates of title; (5) assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable laws (including any legally effective requirement to obtain the consent of any governmental authority) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (6) any rights of Borrower held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); and (7) any specific assets that are subject to a Lien described in clause (c), (g) or (h) of the defined term “Permitted Liens” to the extent that a Lien on such assets to secure the Obligations is prohibited by or requires consent under the documentation relating to the obligations secured by such Lien (collectively, the “Excluded Assets”).